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                                                                      Exhibit 14

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the initial Registration Statement (Form N-6 for Lincoln Corporate Variable 5 product) pertaining to LLANY Separate Account S for Flexible Premium Variable Life Insurance, and to the use therein of our reports dated (a) March 31, 2005, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) March 1, 2005, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance.

                                                          /s/ Ernst & Young, LLP

Fort Wayne, Indiana
June 9, 2005